Exhibit 99.1

The Manitowoc Company, Inc.
P. O. Box 66 • Manitowoc WI 54221-0066
Telephone: 920-684-4410 • Telefax: 920-652-9775
Internet: http://www.manitowoc.com

NEWS for Immediate Release

The Manitowoc Company Prices $400 Million Senior Notes Offering

MANITOWOC, Wis. – February 4, 2010 – The Manitowoc Company, Inc. (NYSE: MTW) today announced that it had priced a public offering of $400 million aggregate principal amount of Senior Notes maturing in 2018 and bearing interest at a rate of 9.50%.  The offering is being made pursuant to a shelf registration statement and is expected to close on February 8, 2010. Manitowoc plans to use the net proceeds of the offering to make a partial repayment of amounts outstanding under its term loan facilities.  J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers for the offering.

The offering of Senior Notes is being made only by means of a prospectus and prospectus supplement, a copy of which may be obtained by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, NY 10017, Attention: Syndicate Desk or by calling (800) 245-8812. An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with more than 100 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

SOURCE The Manitowoc Company, Inc.